EXHIBIT 10.9

RETIREMENT AND CONSULTING AGREEMENT

THIS RETIREMENT AND CONSULTING AGREEMENT (this "Agreement"), is made, entered into and effective as of January 1, 2009, by and between NovaBay Pharmaceuticals, Inc. (hereinafter referred to as ”NovaBay or Company"), located at 5980 Horton Street, Suite 550, Emeryville, California, 94608 and John “Jack” O’Reilly ("JOR"), residing at 736 Southampton Drive, Palo Alto, California, 94303..

WITNESSETH:

WHEREAS, JOR has given  seven years of dedicated, faithful and valued service to NovaBay, and has served NovaBay well and dutifully in numerous capacities including Chief Executive Officer and, most recently, as the SVP for Business and Corporate Development and a member of the Board of Directors of the Company; and

WHEREAS, JOR has determined that, effective December 31, 2008, he wishes to retire from his employment with NovaBay due to hearing loss that has been increasingly preventing him from playing a full role within the company.; and

WHEREAS, JOR has determined that he shall also resign from the directorship of NovaBay;

WHEREAS, NovaBay desires to retain JOR, because of his vast experience and knowledge of NovaBay’s business, markets and products, after his retirement to provide consulting services, and JOR agrees to provide such consulting services as described more fully herein; and

WHEREAS, NovaBay and JOR desire to set forth the payments and benefits that JOR will be entitled to receive from NovaBay for his valuable services as consultant;

WHEREAS, JOR’s benefits in connection with the cessation of his employment with NovaBay shall be governed by the Executive Agreement dated January 1, 2007.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and intending to be legally bound, NovaBay and JOR hereby agree as follows:

1.   RETIREMENT. As of December 31, 2008 (the "Retirement Date"), JOR is resigning as an employee, Board member and officer of the Company, and from all positions JOR may hold with the Company and any affiliated entities.

2.   ACCRUED SALARY AND PAID TIME OFF.

A.   ACCRUED SALARY. On the Retirement Date, the Company has paid all accrued salary and vacation, with standard payroll deductions and withholdings.

3.   CONSULTING.  NovaBay agrees to retain JOR, and JOR agree to make himself available and perform, as a consultant, under the terms specified below.

A.
As requested by NovaBay in writing or e-mail and at times of mutual convenience, JOR will provide up to 40 days of consulting and advice, including time spent working on the on-going business of Galderma, KCI, Pathogenics and Alcon (but not including time spent on agreements on indications or uses not currently in discussion or currently covered by agreements).  Any agreements relating to such new indications would fall under Section 3.B of this Agreement. Any additional time beyond 40 days requested by NovaBay and accepted by JOR shall be charged at a daily rate of $1,500.  JOR will submit weekly records of time spent under Sections 3.A, 3.B and 3.C hereof.  From the onset of a transaction that NovaBay wishes JOR to work on, NovaBay must inform JOR in writing whether the compensation will be time (daily rate of $1,500 per hour) or success based pursuant to Section 3.B hereof.

B.
JOR will provide support for NovaBay at NovaBay’s request in writing or by e-mail from the CEO of the Company on new transactions, other than transactions mentioned in Section 3.A hereof, on a success fee basis.  On any transaction that is closed by NovaBay where JOR has provided support, JOR will receive success fees as set forth below.  The “Value” of the transaction shall only include amounts received by NovaBay as upfront fees or upon the signing of the agreement or upon milestones achieved, and only as, if and when received, and shall not include amounts received as royalties or upon the sale of active ingredients or compounds.  The amount of the Success Fee for any applicable transaction shall be:

a.	For the first Value received for that transaction: $20,000
b.	On Value received exceeding $1,000,000 for that transaction: $10,000
c.	On Value received exceeding $3,000,000 for that transaction: $20,000
d.	On Value received exceeding $5,000,000 for that transaction: $25,000
e.	In addition:
i.	on the first transaction for which any amounts are payable pursuant to this Section 3.B there shall be an additional one-time only payment of $20,000
ii.	on the first transaction where Value received exceeds $1,000,000, there shall be a one-time only additional payment of $30,000
iii.	on the first transaction where the Value received exceeds $3,000,000, there shall be an additional one-time only payment of $10,000.
The methodology of these payments is illustrated in Exhibit 1.
Success Fees shall be due on any transaction in which JOR has been involved in the twelve months prior to termination under Section 3.F.  In the event that JOR is providing support on a potential transaction that is being used for competitive or back-up purposes to a like transaction that closes with another party on which JOR is not providing support then Success Fees shall be due on the Value of whichever transaction is entered into by NBY.
If, after JOR has commenced working on a transaction with a specific company,  NovaBay requests JOR to cease working on such transaction, then the success fee shall only be due if a transaction closes with that specific company (or a competitive or back-up company) within 12 months of the cessation request.
C.
In addition to the services under Section 3.A and Section 3.B hereof, JOR will continue as a general strategic advisor to NovaBay until the expiry of the last to expire options under Section 4 hereof and shall make himself available for a minimum of two days per year at times of mutual convenience commencing January 1, 2010 for such purposes.  Days beyond two days shall be charged at $1,500 per day.

D.
NovaBay will reimburse JOR for all reasonable travel, hotel and out of pocket expenses incurred in connection with Sections 3.A, 3.B and 3.C hereof including conference fees as may be agreed in advance.

E.
NovaBay will continue to pay for cell phone and data card expenses, and will provided suitable access to a PC, GoTo My PC, NovaBay’s data network and the Recap database to enable JOR to effectively provide the services under Sections 3.A, and 3.B hereof.

F.
NovaBay may terminate the Advisory Agreement except for Section 3.A, 3.C, for expenses incurred under 3.D prior to the termination and Section 5 hereof at any time, except that any payments due under Section 3.B will continue to be due as earned for transactions where JOR has provided support prior to the termination.

G.
 NovaBay will not deduct or withhold any amount for taxes and other applicable deductions from any compensation paid pursuant to the Advisory Agreement (“Advisory Fees”), but will instead issue JOR an IRS Form 1099 with respect to the Advisory fees. JOR acknowledges that in performing Advisory services, JOR will be serving as an independent contractor, not a NovaBay employee, and JOR will be entirely responsible for the payment of all taxes due and owing as a result of the Advisory Fees.

4.   STOCK OPTIONS. The Company acknowledges and agrees that all of JOR’s existing options will continue to remain outstanding and exercisable until the expiration of such options. Subject to Board approval, the option for 53,191 shares expiring in January 2009 will be replaced with a fully-vested option for a like number of shares with an option expiring in January 2014 having an exercise price equal to the market price of the NBY common stock on the grant date of the new option.  All ISOs will convert to NQOs.  Such options shall remain exercisable for as long as JOR is willing and able to provide on-going advisory services in accordance with Section 3 and for a period of three (3) months thereafter.  Unvested options will continue to vest for as long as JOR continues to provide services to the company.

JOR acknowledges that NovaBay is not making any representation regarding the tax treatment of JOR’s stock options and that JOR had been advised by NovaBay to seek independent tax advice on that matter.

5.   INDEMNIFICATION. NovaBay acknowledges that JOR does not carry indemnity insurance and agrees to hold JOR harmless from any claims arising out of services provided under the Advisory Agreement except claims resulting from or arising out of or in connection with any negligent, willful or bad faith act or omission by JOR.

6.   LIFE INSURANCE POLICY. JOR acknowledges that the Company’s current life insurance policy of $500,000 is portable.  JOR can call 1-800-523-5065 for details.

7.   LONG TERM DISABILITY INSURANCE.  JOR acknowledge that he was covered by a long-term disability insurance plan under the Company’s coverage with ADP Total Source until December 31, 2008.  JOR acknowledges that he is responsible for exploring the possibility of claiming under the insurance plan.

8. RETURN OF COMPANY PROPERTY. At the termination of the Consulting Period, JOR agrees to return to the Company all Company documents (and all copies thereof) and other Company property that JOR have had in his possession at any time, including, but not limited to, Company files, notes, notebooks, memoranda, correspondence drawings, books and records, plans and forecasts, financial information, personnel information, sales and marketing information, research and development information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. PROPRIETARY INFORMATION OBLIGATIONS.  JOR agrees to maintain in confidence and not to use or disclose any confidential or proprietary information of the Company which JOR may obtain or develop during the Consulting Period, except as expressly authorized by the Company.

10. NON-SOLICITATION. JOR agrees that for five (5) years following the termination of this Agreement, JOR will not directly or indirectly solicit, entice, induce, or encourage any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

11.   CONFIDENTIALITY.   JOR  will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in anymanner any Confidential Information of NovaBay without limitation as to when or how JOR may have acquired such Confidential Information. JOR  specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of JOR and whether compiled or created by NovaBay, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by NovaBay to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of  NovaBay.

At the conclusion of the Advisory Agreement, JOR will immediately return to NovaBay (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of NovaBay, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of NovaBay.

JOR further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Advisory Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of NovaBay shall have become, through no fault of JOR generally known to the public or JOR is required by law (after providing NovaBay with notice and opportunity to contest such requirement) to make disclosure.

12. CONTINUED AVAILABILITY AND COOPERATION.

                A. JOR shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of JOR’s employment by the Company or during the e Consulting Period. This cooperation by JOR shall include, but not be limited to making himself reasonably available for discussions with the Company's CEO about the current and potential deals;

                B. JOR shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any third party with whom JOR has a business relationship permitted hereunder that provides remuneration to JOR. JOR shall not unreasonably withhold his availability for such cooperation.

               C. JOR will update the Company as to the status of all pending matters for which JOR was responsible or otherwise involved. During the Consulting Period, JOR will perform such services and provide such consultations as the Company shall reasonably request.

13.   NONDISPARAGEMENT. Both JOR and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both JOR and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.

14.   ARBITRATION. To ensure rapid and economical resolution of any and all disputes that may arise in connection with this Agreement, JOR and the Company agree that any and all disputes, claims, causes of action, in law or equity, arising from or relating to this Agreement or its enforcement,  performance, breach, or interpretation will be resolved by final and binding confidential arbitration held in San Francisco, California and conducted by Judicial Arbitration & Mediation Services ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section is intended to prevent either JOR or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15.  MISCELLANEOUS. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between JOR and NovaBay with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Advisory Agreement may not be modified or amended except in a written agreement signed by both JOR and a duly authorized officer of NovaBay. This Advisory Agreement will bind the heirs, personal representatives, successors and assigns of both JOR and the Company, and inure to the benefit of both JOR and NovaBay, their heirs, successors and assigns. If any provision of this Advisory Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Advisory Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of January 1, 2009.

NovaBay Pharmaceuticals, Inc.		Advisor

By:	/s/Ron Najafi	/s/ Jack O’Reilly
	Ron Najafi	Jack O’Reilly
	Chairman and CEO	Advisor

EXHIBIT 1

A.	NovaBay enters into a transaction with ABC Company and this is the first transaction under the Advisory Agreement.
B.	NovaBay receives an upfront payment of $800,000. NovaBay would pay $40,000 to JOR ($20,000 under Section 3.Ba. and $20,000 under 3.B.e.i.)
C.
NovaBay enters into a transaction with XYZ Company and receives an upfront payment of $4,000,000.  NovaBay would pay $90,000 to JOR ($20,000 under 3.B.a., $10,000 under 3.B.b., $20,000 under 3.B.c., $30,000 under 3.B.e.ii and $10,000 under 3.B.e.iii.

D.	NovaBay receives a $3,000,000 milestone payment from XYZ. NovaBay pays JOR $25,000 under 3.B.d.
E.	NovaBay receives a milestone payment of $5,000,000 from ABC. NovaBay pays JOR $55,000 under 3.B.b., 3.B.c., 3.B.d.
F.	Novabay receives a second milestone of $10,000,000 from ABC. No payment is due to JOR.
G.	NovaBay receives a second milestone payment of $5,000,000 from XYZ. No payment is due to JOR.